EXHIBIT 99.1

          FROM: EDWARD G. NOVOTNY & ASSOCIATES, INC.
          TWO TUDOR CITY PLACE
          NEW YORK, NY  10017
          TEL.:  212-490-2065

          FOR: HOME HOLDINGS INC.       FOR IMMEDIATE RELEASE
          59 MAIDEN LANE                TUESDAY, JULY 15, 1997
          NEW YORK, NY 10038
          CONTACT:  RICHARD H. HERSHMAN,
                    TREASURER
          TEL.:  212-530-6060

                          HOME HOLDINGS BONDHOLDERS
                         TO RECEIVE INTEREST PAYMENT;
                       HOME INSURANCE RECEIVES APPROVAL
                         FOR SURPLUS-NEUTRAL DIVIDEND

               NEW YORK Home Holdings Inc. announced today that the Board of Directors of its subsidiary, The Home Insurance Company, has declared and the New Hampshire Insurance Commissioner (Home Insurance's principal regulator) has approved a surplus-neutral dividend payment to Home Holdings in the amount of $11,637,500 (plus a month's interest). Under the terms of an Order of Supervision issued by the Commissioner on March 3, 1997 and a Consent Order issued by the Commissioner on June 9, 1995, Home Insurance may not make any single non-claims payment in excess of $500,000, nor pay any dividend, respectively, without the prior approval of the Commissioner.

               Home Insurance's Board declared the dividend for the purpose of funding the payment of interest by Home Holdings on its 7-7/8% Senior Notes due December 15, 2003, 7-7/8% Senior Sinking Fund Notes due December 15, 2003 and 7% Senior Notes due December 15, 1998 (collectively, the "Notes") to prevent the occurrence of an "Event of Default" under the Notes.

               The declaration and payment of the dividend by Home Insurance to Home Holdings is surplus-neutral to Home Insurance because Home Insurance's aggregate maximum reinsurance coverage under the Aggregate Excess of Loss Reinsurance Agreement between Home Insurance and Centre Reinsurance Dublin (an affiliate of the Zurich Insurance Group) is increased by an amount equal to any dividend paid by Home Insurance prior to June 12, 1998, plus any interest that Home Insurance would have otherwise earned on the funds used to pay such dividend. As a result, the dividend payment will neither increase nor decrease Home Insurance's statutory surplus, which at March 31 was approximately $30 million after the discounting of loss reserves.